Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-189709 on Form S-3ASR, and Nos. 333-201636, 333-192019, 333-165261, 333-155304, 333-138716, 333-130270, 333-120395, 333-118322, 333-95901, 333-89008, and 333-43787 on Form S-8 of our report dated February 27, 2015 (May 7, 2015 as to the effects of the segment reporting changes discussed in Note 9) relating to the consolidated financial statements and financial statement schedule of Iron Mountain Incorporated, appearing in this Current Report on Form 8-K dated May 7, 2015 of Iron Mountain Incorporated.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 7, 2015